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                            CERTIFICATE OF AMENDMENT

                     OF THE CERTIFICATE OF INCORPORATION OF

                     THE AEGIS CONSUMER FUNDING GROUP, INC.




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                     Pursuant to Section 242 of the General
                    Corporation Law of the State of Delaware
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                  It is hereby certified that:

                  1. The name of the corporation is The Aegis Consumer Funding Group, Inc. (the "Corporation")

                  2. Article Fourth, Section 1 of the Certificate of Incorporation of the Corporation is hereby amended in its entirety as follows:

                           "FOURTH: Capitalization.

                           SECTION 1. Authorized Capital. The total number of shares of stock which the Corporation shall have authority to issue is seventy-seven million (77,000,000) shares, of which seventy-five million (75,000,000) shares shall be common stock ("Common Stock"), par value $.01 per share, and two million (2,000,000) shares shall be preferred stock ("Preferred Stock"), par value $.10 per share."

                  3. Said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware. Resolutions authorizing said amendment were unanimously adopted by the directors of the Corporation and subsequently approved at the Corporation's Annual Meeting of Stockholders on July 23, 1998 by the vote of the stockholders of the Corporation holding the majority of the outstanding stock entitled to a vote thereon.

                  IN WITNESS WHEREOF, the undersigned has executed this Certificate on this 27 day of July, 1998.



                              /s/ MATTHEW B. BURNS
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                              Matthew B. Burns
                              Chief Executive Officer of
                              The Aegis Consumer Funding
                                  Group, Inc.